March 17, 1995




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N. W.
Washington, D. C.  20549

Re:  Hibernia Corporation
     Current Report on Form DEF 14A

Dear Sirs:

     Pursuant to Rule 14a-6() of the Securities Exchange Act of 1934, attached for filing via EDGAR is a definitive copy of the proxy statement, form of proxy and all other soliciting material, for the Company's 1995 Annual Meeting of Shareholders to be held on April 18, 1995. These materials are first being mailed to shareholders of the Company on March 17, 1995. We are also simultaneously mailing for filing with the New York Stock Exchange five copies of these materials.

     Thank you for your assistance. If you have any questions in this regard, please call me at (504) 533-2486.

                                   Very truly yours,


                                   /s/ PATRICIA C. MERINGER
                                   Patricia C. Meringer
                                   Secretary and Associate Counsel

PCM/gbp
Enclosure

cc:  Joseph Lomnicky
     Ron E. Samford, Jr.
     Stephen D. M. Schuetz





                         March 17, 1995




Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Hibernia Corporation at 10 a.m. Tuesday, April 18, 1995. A formal notice setting forth the business to come before the meeting and a proxy statement are enclosed. The meeting will be held in the Hibernia Center, 1111 Tulane Avenue, New Orleans, Louisiana. Free parking will be available in parking lots at 1010 Common Street (the parking lot entrance is in the 200 block of South Rampart Street) and 222 Loyola Avenue. If you park in either of these lots, please bring your parking ticket stub to the meeting so that it can be validated for you.

     At the meeting, you will be asked to elect eight directors, each for a three-year term, and to ratify the appointment of Ernst & Young LLP as independent auditors for 1995. Your Board of
Directors recommends a vote "FOR" each proposal.

     Regardless of the number of shares you own, it is very important that you vote them at the meeting, either in person or by proxy. Whether or not you are able to attend, please take a moment now to sign, date and mail the enclosed proxy in the postage-paid envelope so that your vote may be counted.

     Thank you for your cooperation and continued support.

                                   Sincerely,


                                   /s/ STEPHEN A. HANSEL
                                   Stephen A. Hansel
                                   President
                                   and Chief Executive Officer




PROXY                                                       PROXY
                      HIBERNIA CORPORATION

        P. O. Box 61540     New Orleans, Louisiana  70161

SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING, APRIL 18, 1995

     The undersigned hereby appoints Susan Klein, Patricia C. Meringer and Gary L. Ryan, or any of them (each with full power to act alone and with power of substitution), proxies for the undersigned to vote all shares of Hibernia Corporation (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held in the Auditorium of the Hibernia Center, 1111 Tulane Avenue, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 18, 1995, and at any adjournment or postponement thereof, as indicated on the reverse of this proxy, and, in their discretion, on such other matters as may properly come before the meeting, and the undersigned acknowledges receipt of the Company's notice and accompanying Proxy Statement.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted "FOR" the nominees named in Proposal 1 (including any substitute nominee) and "FOR" Proposal 2. All shareholders are encouraged to read the Proxy Statement that accompanies this proxy card carefully for further information concerning each of the Proposals.

     1.   ELECTION OF DIRECTORS

          (a) ____ FOR all nominees listed below, except as otherwise indicated.

          (b) ____ WITHHOLD AUTHORITY to vote for all nominees listed below.

INSTRUCTION: If you wish to withhold authority selectively to vote for any individual nominee, strike a line through the nominee's name below:

NOMINEES TO SERVE UNTIL THE 1998 ANNUAL MEETING OF SHAREHOLDERS:

Robert H. Boh, J. Herbert Boydstun, E. R. "Bo" Campbell, Richard W. Freeman, Jr., Stephen A. Hansel, Elton R. King, Duke Shackelford,
James H. Stone

     2.   PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
          AS INDEPENDENT AUDITORS FOR HIBERNIA CORPORATION, THE
          BOARD OF DIRECTORS, HOWEVER, RESERVING THE RIGHT TO
          CHANGE INDEPENDENT AUDITORS.

          (a) ____ FOR   (b) ____ AGAINST    (c) ____ ABSTAIN


                              The undersigned hereby revokes all
                              proxies heretofore given in
                              connection with the 1995 Annual
                              Meeting.
                              PLEASE SIGN, DATE AND RETURN IN
                              ENCLOSED ENVELOPE

                              Dated:  _____________________, 1995

                              ___________________________________

                              ___________________________________

                              When signing as attorney, executor,
                              administrator, trustee or guardian,
                              please sign name(s) and full title.
                              Otherwise, please sign exactly as
                              name(s) appears opposite.























                              (ii)




                      HIBERNIA CORPORATION
                         P. O. Box 61540
                  New Orleans, Louisiana 70161

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 18, 1995

TO THE SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of Hibernia Corporation (the "Company") will be held in the Auditorium of the Hibernia Center, 1111 Tulane Avenue, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 18, 1995, for the following purposes:

     1. Election of eight persons to serve as Directors of the Company until the 1998 Annual Meeting of Shareholders or until their successors are elected and qualified.

     2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 1995.

     3. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on February 24, 1995 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     All shareholders are encouraged to read the accompanying Proxy Statement carefully for further information concerning the proposals that will be presented at the Annual Meeting and prior to completion of the enclosed proxy card.

     Please sign and date the enclosed proxy and return it in the envelope provided as promptly as possible. A proxy may be revoked at any time, as described in the accompanying Proxy Statement.

                              By Order of the Board of Directors


                              /s/ PATRICIA C. MERINGER
                              Patricia C. Meringer
                              Secretary

New Orleans, Louisiana
March 17, 1995




                      HIBERNIA CORPORATION
                         P.O. Box 61540
                  New Orleans, Louisiana 70161



                         PROXY STATEMENT



                 ANNUAL MEETING OF SHAREHOLDERS

                         April 18, 1995

            PROXY SOLICITATION AND VOTING OF PROXIES


     Your proxy is solicited by the Board of Directors (the "Board of Directors" or "Board") of Hibernia Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, April 18, 1995 in the Auditorium of the Hibernia Center, 1111 Tulane Avenue, New Orleans, Louisiana and any adjournment or postponement thereof. This Proxy Statement is being furnished in connection with the Annual Meeting.

     Only shareholders of record as of the close of business on February 24, 1995 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date, there were 109,138,340 shares of Class A Common Voting Stock, no par value (the "Common Stock"), issued and outstanding, constituting the only class of outstanding voting securities. Each share is entitled to one vote on all matters to come before the meeting.

     To the best knowledge of the Board of Directors of the Company, as of March 13, 1995, no individual or group of individuals has reported to the Securities and Exchange Commission that he or they beneficially owned more than 5% of the Company's outstanding Common Stock except as described below.

     The Prudential Insurance Company of America ("Prudential") filed a Schedule 13G with the Securities and Exchange Commission ("SEC") on September 9, 1993 and amended that Schedule on January 31, 1995 stating that, as of December 31, 1994, Prudential beneficially owned more than 5% of the Company's outstanding Common Stock. Although Prudential's filing indicated that it had sole voting and dispositive power with respect to only approximately 1.3 million shares (approximately 1.2%), it beneficially owned 7,050,011 (6.4%) shares of the Company's Common Stock. The filing certifies that, to the best of Prudential's knowledge and belief, the securities referred to in the filing were acquired in the ordinary course of its business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company. The filing also certifies that the shares were not acquired in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Company. Prudential's mailing address is Prudential Plaza, Newark, New Jersey 07102-3777.

     In addition, Jennison Associates Capital Corp. ("Jennison") filed a Schedule 13G with the SEC stating that it had sole voting power over approximately 1.5 million shares of the Company's Common Stock and beneficially owned an aggregate of 6,938,500 shares of the Company's Common Stock as of December 31, 1994. Jennison's
Schedule 13G states that Jennison is an investment adviser registered under the Investment Company Act of 1940. The filing further certifies that, to the best of Jennison's knowledge and belief, the securities referred to in the filing were acquired in the ordinary course of its business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company. The filing also certifies that the shares were not acquired in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Company. Jennison's mailing address is 466 Lexington Avenue, New York, New York 10017.

     Based upon conversations with representatives of Prudential, the Company believes that Jennison is a subsidiary of Prudential and that the shares reported on Jennison's Schedule 13G are also included in Prudential's Schedule 13G

     The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is March 17, 1995.

     Shares of Common Stock represented by any unrevoked proxy in the accompanying form, if properly executed and received prior to the Annual Meeting, will be voted as specified in that proxy. Proxies for which no specification is made will be voted FOR the election of the nominees listed herein under "Election of Directors" and in favor of Proposal 2.

     Shares represented by a proxy that is marked "Abstain" as to any proposal will not be considered a vote in favor of or against the proposal so marked. Broker non-votes will not be treated as present or represented at the meeting.

     A proxy is revocable by written notice to the Secretary of the Company at any time prior to its exercise or by delivery of a later dated proxy. A proxy may also be revoked by a shareholder attending and voting in person at the meeting.

                        VOTING PROCEDURES

     Election of Directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for the nominee (including broker nonvotes) will not be counted toward the nominee's achievement of a plurality.

     Other Matters. For purposes of the Annual Meeting, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the meeting for a particular matter is required for the matter to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the meeting for the proposal, but, because they are not affirmative votes for approval of the proposal, they will have the same effect as votes cast against the proposal. With respect to broker nonvotes, the shares are not considered present at the Annual Meeting for the proposal as to which the broker withheld authority. Consequently, broker nonvotes are not counted with regard to the proposal, but they have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the total number of shares present or represented, from which a majority is calculated.

                      ELECTION OF DIRECTORS

     Shareholders of the Company are being asked to elect eight individuals to serve as Directors of the Company until the 1998 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified. These individuals are identified below.

     Pursuant to the Bylaws of the Company, the Board of Directors has fixed the number of Directors at 22 divided into three approximately equal classes with terms expiring in successive years. Upon the retirement of Messrs. Duncan and Laborde at the Annual Meeting, discussed below, the number of Directors will be reduced to 20.

     Under the Company's Bylaws, a Director who has attained the age of 71 is generally required to retire at the next Annual Meeting of Shareholders after reaching that age. The Board of Directors may permit a Director to remain in office beyond that time and until expiration of his term as a Director under certain circumstances.

     Brooke H. Duncan and John P. Laborde have reached the age of 71 and, pursuant to the Bylaws of the Company, will retire as Directors as of the Annual Meeting.

     The Board of Directors has nominated the eight individuals who are listed below under the caption "Nominees for Election Until 1998 Annual Meeting" to serve as Directors until the 1998 Annual Meeting. All these persons are currently Directors of the Company and four of these individuals were elected by the shareholders at previous annual meetings.

     Mr. King was elected to the Board on June 1, 1994 to fill a vacancy created when the Board increased the number of Directors to 19 on that same day.

     Mr. Shackelford was elected to the Board on July 20, 1994 after the completion of the merger of Bastrop National Bank with and into Hibernia National Bank (the "Bank"). Mr. Shackelford served on the board of directors of Bastrop National Bank for over 28 years prior to that merger.

     Mr. Boydstun was elected to the Board on August 30, 1994 after the completion of the merger of First Bancorp of Louisiana, Inc. with and into the Company. Mr. Boydstun served as president and chief executive officer of First Bancorp of Louisiana, Inc. until the merger and currently serves as an executive officer of the Company and the Bank.

     Mr. Campbell was elected to the Board on January 24, 1995 after the completion of the merger of Pioneer Bank & Trust Company with and into the Bank. Mr. Campbell served as chairman of the board of directors of Pioneer until the merger and currently serves as an executive officer of the Company and the Bank.

     Certain information concerning the nominees and those Directors whose terms of office continue after the 1995 Annual Meeting is set forth below. Should any nominee for election as a Director be unable or unwilling to serve, the persons named in the accompanying proxy will vote for the other nominees and any substitute nominees as may have been nominated by the Board of Directors. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees for Election until 1998 Annual Meeting

Name, age, present position,                Amount and
principal occupation and      Year first    nature of
directorships in other        became        beneficial     Percent
public companies (1)          Director (2)  ownership (3)  of Class

Robert H. Boh (64)            1968            85,371 (4)(5)(6)   *
Chairman, and former President
and Chief Executive
Officer, Boh Bros.
Construction Co., LLC
and Boh Company LLC (construction).
Director, Tidewater Inc. and BellSouth
Telecommunications, Inc.

J. Herbert Boydstun (48)      1994           478,168 (7)         *
Chairman, Northeast Region,
Hibernia National Bank.
Previously, from 1982 to 1994,
President and Director
First National Bank of
West Monroe and its holding
company, First Bancorp of
Louisiana, Inc.+

E. R. "Bo" Campbell (54)      1995           3,162,301 (8)       ?
Chairman, Northwest Region,
Hibernia National Bank.
Previously, from 1977 to 1992,
President, and from 1992 to 1994,
Chairman of the Board,
Pioneer Bank & Trust Company
(Shreveport) and its holding
company, Pioneer Bancshares
Corporation++

Richard W. Freeman, Jr. (56)  1981            63,256 (4)(5)      *
Personal Investments and
Proprietor, Oak Hill Ranch
(livestock ranching). Director,
WHIMS, Inc. (livestock herd
management computer software).
President, Tidewater Enter-
prises, Inc. (real estate)

Stephen A. Hansel (47)        1992           762,006 (9)         *
President and Chief Executive
Officer, Hibernia Corporation
and Hibernia National Bank.
Previously, from 1985 to 1992,
Senior Executive Vice President
and Chief Financial Officer,
Barnett Banks, Inc., Jacksonville,
Florida (multi-bank holding company)

Elton R. King  (48)           1994             7,637 (10)(11)    *
President - Louisiana
South Central Bell
(public utility)

Duke Shackelford (68)         1994           214,784 (10)(12)    *
President
Shackelford Co., Inc.,
Bastrop, Louisiana+++
(cotton production and
distribution)

James H. Stone (69)           1983             5,184 (5)(13)     *
Chairman of the Board and
Chief Executive Officer,
Stone Energy Corporation
(oil and gas exploration and
production).  Director, Newpark
Resources, Inc.


Directors Whose Terms Continue After 1995 Annual Meeting

Directors Whose Terms Continue Until the 1996 Annual Meeting

Name, age, present position,                Amount and
principal occupation and      Year first    nature of
directorships in other        became        beneficial     Percent
public companies (1)          Director (2)  ownership (3)  of Class

W. James Amoss, Jr. (70)      1972             7,350 (5)         *
President and Director,
Marine Logistics, Inc.
(maritime consulting).
Chairman and Chief Executive
Officer (Retired), Lykes Bros.
Steamship Co., Inc.
Former Chairman and Director,
Interocean Steamship Corp.
(steamship lines)

Robert L. Goodwin (70)        1980             7,373 (5)         *
Chairman and Chief Executive
Officer (Retired), Great River
Oil & Gas Corporation
(oil and gas exploration and
management of oil and gas prop-
erties)

Robert T. Holleman (64)       1986            48,148 (4)(5)      *
Independent Geologist (oil
and gas exploration).  Chair-
man, CamAm Industries, USA, Ltd.;
Chairman of the Bank's
Lafayette City Board of Directors

Hugh J. Kelly (69)            1978            19,630 (4)(5)      *
President, Chief Executive
Officer and Director (Retired),
Ocean Drilling & Exploration
Company (oil and gas exploration
and production, offshore contract
drilling and diving).  Director,
Central Louisiana Electric Company;
Chieftain International, Inc.
and Tidewater Inc.

Sidney W. Lassen (60)         1985           103,278 (5)(14)     *
Chairman of the Board and
Chief Executive Officer,
Sizeler Realty Co., Inc.
(shopping center development) and
Sizeler Property Investors, Inc.
(real estate investment trust).

E. L. Williamson (70)         1977            27,550 (4)(5)      *
Chairman of the Board and Chief
Executive Officer (Retired) of The
Louisiana Land and Exploration Company
(oil and gas production) and
Director, The Louisiana Land and
Exploration Company, Halliburton
Co. and Central Louisiana
Electric Company


Directors Whose Terms Continue Until the 1997 Annual Meeting

Name, age, present position,                Amount and
principal occupation and      Year first    nature of    Percent of
directorships in other        became        beneficial     Class
public companies (1)          Director (2)  ownership (3)

J. Terrell Brown (55)         1986            18,986 (4)(5)(15)  *
President, Chief Executive
Officer and Director,
United Companies
Financial Corporation
(financial services)

Dick H. Hearin (60)           1986            91,887 (4)(5)(16)  *
Managing Partner, Hearin
Properties (real estate
investments)

Donald J. Nalty (61)          1966           242,507 (17)        *
Vice Chairman and Director of
Hibernia National Bank

Robert T. Ratcliff (52)       1994**          11,243 (10)(18)    *
President and Chief Executive
Officer, Ratcliff Construction
Company, Inc. (commercial and
industrial construction)

Virginia E. Weinmann (65)     1994***         33,262 (10)(19)    *
Personal Investments and
Proprietor, Waverly Enterprises
(investments)

Robert E. Zetzmann (66)       1965           203,831 (4)(5)      *
Properties and Investments.
Prior to October 1990,
Mr. Zetzmann was President,
Zetz 7-Up Bottling Co., Inc.
(manufacturer and distributor
of carbonated beverages)

+    Mr. Boydstun was elected to the Board after First Bancorp of
Louisiana, Inc. merged with and into the Company.

++   Mr. Campbell was elected to the Board after Pioneer Bancshares
Corporation merged with and into the Company.

+++ Mr. Shackelford was elected to the Board after Bastrop National Bank was merged with and into the Bank.

**   Mr. Ratcliff has been a member of Hibernia National Bank's City
Board of Directors in Alexandria since 1987.

*** Mrs. Weinmann served as a Director of the Company from 1977-1989 and resigned from the Board at that time for personal reasons.

Certain Executive Officers

Robert W. Close                               68,116 (20)        *

K. Kirk Domingos III                          33,406 (21)        *

Gerald F. Pavlas                              65,298 (22)        *

C. Geron Hargon                               51,576 (23)        *


All Directors and Named Executives
 As a Group                                5,812,148          5.33%
_______________________

*    Less than 1 percent

     All share amounts included in the foregoing table include shares which the individual has the right to acquire within 60 days of the date of this Proxy Statement.

     Information is given for the executive officers listed in the Summary Compensation Table on page 9 who are the four highest paid executive officers of the Company and its subsidiaries other than Mr. Hansel, who is also a director. Information for Mr. Hansel is included elsewhere in this stock ownership table. The executive officers listed here, including Mr. Hansel, are sometimes referred to in this Proxy Statement as the "named executives."

 (1) Except as otherwise indicated, all Directors and nominees held the position indicated or another senior executive position with the same entity or one of its affiliates or a predecessor corporation for the past five years.

 (2) Year given is year in which the individual first became a Director of the Company or of the Bank.

 (3) Except as otherwise indicated, stock ownership information given is as of March 1, 1995. Includes shares subject to options exercisable as of that date.

 (4) Includes options to purchase 2,071 shares which are currently exercisable.

 (5) Includes options to purchase 2,500 shares exercisable as of April 28, 1995.

 (6) Includes 15,742 shares owned by Mr. Boh's wife as to which he disclaims beneficial ownership.

 (7) Includes 34,066 shares held in a self-directed IRA and 110,871 shares held in the employee stock ownership plan of First Bancorp of Louisiana, Inc. Also includes 2,500 shares held as custodian for Mr. Boydstun's daughter, 2,500 shares held as custodian for Mr. Boydstun's son and 2,500 shares held by Jennifer Boydstun, a dependent of Mr. Boydstun.

 (8) Includes 27,450 shares held in a profit sharing plan of Pioneer Bank & Trust Company in an account on behalf of Mr.
     Campbell.

 (9) Includes 35,741 shares held by Mr. Hansel's wife as to which he disclaims beneficial ownership. Also includes 2,003 shares held as of September 30, 1994 (the most recent date for which information is available) in the Company's Retirement Security Plan, options to purchase 200,000 shares which are currently exercisable and 431,333 shares exercisable as of March 26, 1995, and 48,860 shares of restricted stock over which Mr. Hansel has sole voting power and limited dispositive power.

(10) Includes options to purchase 5,000 shares which are currently exercisable.

(11) Includes 504 shares held in a KEOGH Plan of which Mr. King is the administrator.

(12) Includes 3,543 shares held in an IRA, 10,713 shares held in the name of Shackelford Co., Inc., of which Mr. Shackelford is president and 81,470 shares owned by Mr. Shackelford's wife as to which he disclaims beneficial ownership.

(13) Includes 63 shares held in trusts for the children of Mr.
     Stone as to which he disclaims beneficial ownership.

(14) Includes 4,703 shares and 4,902 shares, respectively, held by each of two trusts of which Mr. Lassen is a trustee and as to which Mr. Lassen has sole voting power. Mr. Lassen disclaims beneficial ownership of the shares held by these trusts. Also includes options to purchase 516 shares that are currently exercisable and 5,491 shares owned by Mr. Lassen's wife.

(15) Includes 14,166 shares owned by a corporation as to which Mr. Brown shares voting and investment powers.

(16) Includes 386 shares held by a corporation of which Mr. Hearin is President and as to which he has sole voting and investment power. Also includes 1,584 and 20,932 shares held in trusts of which Mr. Hearin is co-trustee with the Bank. Mr. Hearin disclaims beneficial ownership of those 22,516 shares.

(17) Includes 42,377 shares of Common Stock credited to Mr. Nalty as of September 30, 1994 under the Company's Retirement Security Plan, Annual Stock Bonus Plan, Tower Stock Bonus Account and Pension Equalization Plan and options to purchase 43,836 shares that are currently exercisable.

(18) Includes 6,118 shares owned by a corporation of which Mr.
     Ratcliff is president and chief executive officer.

(19) Includes 3,397 shares held in Mrs. Weinmann's son's name but owned beneficially by Mrs. Weinmann, and 7,727 shares owned by Mrs. Weinmann's husband as to which she disclaims beneficial ownership.

(20) Includes 82 shares held in the Company's Annual Stock Bonus Plan, 16,405 shares held in the Company's Retirement Security Plan and 5,518 shares held in the Company's Pension Equalization Plan as of September 30, 1994. Also includes options to purchase 28,418 shares that are currently exercisable, 284 shares held in trust for the benefit of, and 124 shares held by, Mr. Close's wife and 16,502 shares of restricted stock over which Mr. Close has voting power and limited dispositive power.

(21) Includes 103 shares held as custodian for Mr. Domingos' daughter and 89 shares held as custodian for Mr. Domingos' son. Also includes 2,849 shares held in the Company's Retirement Security Plan and 82 shares held in the Company's Annual Stock Bonus Plan as of September 30, 1994, options to purchase 18,281 shares that are currently exercisable and 10,000 shares of restricted stock over which Mr. Domingos has voting power and limited dispositive power.

(22) Includes options to purchase 36,316 shares that are currently exercisable, options to purchase 5,000 shares exercisable as of May 26, 1995; 7,486 shares held in the Company's Retirement Security Plan as of September 30, 1994; and 16,502 shares of restricted stock over which Mr. Pavlas has voting power and limited dispositive power.

(23) Includes 20,352 shares held in the Company's Retirement Security Plan and 71 shares held in the Company's Annual Stock Bonus Plan as of September 30, 1994. Also includes options to purchase 21,169 shares that are currently exercisable and 9,901 shares of restricted stock over which Mr. Hargon has voting power and limited dispositive power.

Board Meetings and Committees

     The Audit Committee of the Board of Directors of the Company supervises the Company's internal audit function and general auditor; directs an examination of the Company's affairs at least annually; reviews regulatory examination reports on the Company and its subsidiaries, internal audit reports and audit reports issued by the Company's independent auditors and has the authority to perform certain other functions, as may be delegated to it from time to time by the Board of Directors. The members of this Committee during 1994 were Messrs. Kelly (Chairman), Amoss, Goodwin, Hearin, King, Lassen, Zetzmann and Mrs. Weinmann, and from January through his retirement in April 1994, Joe D. Smith, Jr. During 1994, the Audit Committee held ten meetings.

     The Executive Compensation Committee of the Board of Directors reviews and recommends salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries, reviews and approves compensation plans and policies for employees of the Company and its subsidiaries and administers the Company's executive compensation plans. The Executive Compensation Committee also supervises compliance by the Company and its subsidiaries with laws and regulations relating to the hiring, promotion and welfare and benefits of employees of the Company and its subsidiaries and recommends management development and succession plans for the Company and its subsidiaries. The members of the Executive Compensation Committee during 1994 were Messrs. Stone (Chairman), Brown, Duncan, Goodwin, Hearin, King and Williamson and Mrs. Weinmann, each of whom is an independent director. The Executive Compensation Committee held four meetings during 1994.

     The Executive Committee of the Board of Directors was formed in May of 1991 and has all of the power and authority of the Board of Directors except any power and authority as has been delegated to another committee of the Board or as may not by law be delegated to a committee of the Board of Directors. In addition to its general power and authority, the Executive Committee has identified and recommended candidates for nomination as directors of the Company and its principal operating subsidiaries. Messrs. Boh (Chairman), Amoss, Brown, Hansel, Kelly, Lassen and Stone, and from January through his retirement in April 1994, Joe D. Smith, Jr. were members of the Executive Committee during 1994. The Executive Committee held five meetings during 1994.

     During 1994, there were twelve meetings of the Company's Board of Directors. All of the Company's Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of which they were members during the year.




Executive Compensation and Benefit Plans

Annual Compensation

     The following table sets forth the names and positions of, and compensation paid by the Company and its subsidiaries during or with respect to 1994 to, the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer.




                   SUMMARY COMPENSATION TABLE

                       Annual Compensation


Name and
Principal
Position                  Year          Salary        Bonus

Stephen A. Hansel         1994          $450,000     $405,000
President and             1993           450,000      303,750
Chief Executive Officer   1992           344,424(1)   350,000(2)

Robert W. Close           1994           192,000      112,500
Senior Executive          1993           156,000       92,000
Vice President,           1992           166,667       80,000
Chairman, Greater
New Orleans Region

K. Kirk Domingos III      1994           165,000      100,000
Senior Executive          1993           145,000       62,500
Vice President            1992           145,000       55,000

Gerald F. Pavlas          1994           177,000       60,000
Executive Vice            1993           167,500       80,000
President                 1992           153,339       75,000


C. Geron Hargon           1994           150,000       82,500
Chairman,                 1993           139,000       50,000
South Central Region      1992           157,667       65,000


(1) Salary presented is for the portion of the year during which Mr. Hansel served as President and Chief Executive Officer (March
26 - December 31, 1992).

(2) Includes a bonus of $100,000 paid to Mr. Hansel upon commencement of his employment with the Company.



                   SUMMARY COMPENSATION TABLE
                           (continued)

                     Long-Term Compensation
                             Awards

                                       Securities
Name and                               Underlying  All
Principal                    Year      Options/    Other
Position                               SARs        Compensation

Stephen A. Hansel            1994      656,026     $ 39,227  (1)
President and                1993      642,666       39,464  (2)
Chief Executive Officer      1992      400,000       45,0473 (3)

Robert W. Close              1994       55,000     $ 21,010  (4)
Senior Executive             1993       45,000       21,195  (5)
Vice President, Chairman,    1992        5,918       23,203  (6)
Greater New Orleans Region,


_________________________
     (1) Includes $3,281 contributed by the Company on behalf of Mr. Hansel to the Retirement Security Plan and $35,946, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hansel (a portion of the premium of which is paid by Mr. Hansel).

     (2) Includes $1,687 contributed by the Company on behalf of Mr. Hansel to the Retirement Security Plan and $37,777, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hansel (a portion of the premium of which is paid by Mr. Hansel).

     (3) Includes $701 paid to Mr. Hansel to reimburse him for the premiums paid by him from April 1, 1992 through July 1, 1992 on his personal life insurance policy and $44,346, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hansel (a portion of the premium of which is paid by Mr. Hansel).

     (4) Includes $4,688 contributed by the Company on behalf of Mr. Close to the Retirement Security Plan and $16,322, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Close (a portion of the premium of which is paid by Mr. Close).

     (5) Includes $3,900 contributed by the Company on behalf of Mr. Close to the Retirement Security Plan and $17,295, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Close (a portion of the premium of which is paid by Mr. Close).

     (6) Includes $4,167 contributed by the Company on behalf of Mr. Close to the Retirement Security Plan and $19,036, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Close (a portion of the premium of which is paid by Mr. Close).




                   SUMMARY COMPENSATION TABLE
                           (continued)

                  Long Term Compensation Awards
                           (continued)


                                       Securities
Name and                               Underlying  All
Principal                    Year      Options/    Other
Position                               SARs        Compensation

K. Kirk Domingos III         1994       30,000     $ 19,930  (7)
Executive Vice               1993       30,000       19,751  (8)
President                    1992        3,281       21,595  (9)

Gerald F. Pavlas             1994       45,000     $ 16,901  (10)
Executive Vice               1993       50,000       16,441  (11)
President                    1992       21,316       18,411  (12)

C. Geron Hargon              1994       27,500     $ 17,062  (13)
Executive Vice               1993       30,000       16,505  (14)
President                    1992        6,169       19,623  (15)

_____________________________
     (7) Includes $4,688 contributed by the Company on behalf of Mr. Domingos to the Retirement Security Plan and $15,242, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Domingos (a portion of the premium of which is paid by Mr. Domingos).

     (8) Includes $3,625 contributed by the Company on behalf of Mr. Domingos to the Retirement Security Plan and $16,126, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Domingos (a portion of the premium of which is paid by Mr. Domingos).

     (9) Includes $3,760 contributed by the Company on behalf of Mr. Domingos to the Retirement Security Plan and $17,835, which is the actuarial value of a split-value life insurance policy provided by the Company to Mr. Domingos ( a portion of the premium of which is paid by Mr. Domingos).

     (10) Includes $3,281 contributed by the Company on behalf of Mr. Pavlas to the Retirement Security Plan and $13,620, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Pavlas (a portion of which is paid by Mr. Pavlas).

     (11) Includes $2,094 contributed by the Company on behalf of Mr. Pavlas to the Retirement Security Plan and $14,347, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Pavlas (a portion of the premium of which is paid by Mr. Pavlas).

     (12) Includes $1,917 contributed by the Company on behalf of Mr. Pavlas to the Retirement Security Plan and $16,494, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Pavlas (a portion of the premium of which is paid by Mr. Pavlas).

     (13) Includes $4,542 contributed by the Company on behalf of Mr. Hargon to the Retirement Security Plan and $12,520 which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hargon (a portion of the premium of which is paid by Mr. Hargon).

     (14) Includes $3,475 contributed by the Company on behalf of Mr. Hargon to the Retirement Security Plan and $13,030, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hargon (a portion of the premium of which is paid by Mr. Hargon).

     (15) Includes $3,942 contributed by the Company on behalf of Mr. Hargon to the Retirement Security Plan and $15,681, which is the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hargon (a portion of the premium of which is paid by Mr. Hargon).

Stock Option and Stock Appreciation Rights ("SAR") Grants

     The Company granted stock options to each of the named executives during 1994, as well as to other employees of the Company. Mr. Hansel's options were granted pursuant to the terms of his employment agreement with the Company and were granted under the Company's Long-Term Incentive Plan. All other named executives and employees who received stock options were granted options under the Long-Term Incentive Plan, which was adopted and approved by the Company's shareholders at the 1992 Annual Meeting of Shareholders. All of these stock options have vesting schedules that permit exercise of 50% of the shares to which the options relate two years after the date of grant, as to an additional 25% of the shares three years after the date of grant and as to the remaining shares four years after the date of grant. The options terminate ten years after their date of grant if they have not been previously exercised. In addition, the options become immediately exercisable as to all shares to which they relate upon certain changes of control of the Company. No change in control has occurred as of the date of this Proxy Statement. All of the stock options granted to all employees except Mr. Hansel during 1994 were nonqualified stock options. All but approximately 12,600 of Mr. Hansel's options were non-qualified stock options.

     The Company has not granted any SARs in connection with any outstanding options and did not grant any SARs during 1994.

     The following table sets forth the stock options granted to Messrs. Hansel, Close, Domingos, Pavlas and Hargon during 1994 and certain other information relating to those options. The amounts included in the "Grant Date Value" column of the table are the respective present values of the options on the date of grant, as determined using the Black-Scholes option valuation model.

     The following assumptions were used in calculating these values:

     (a) all options would be held for the entire 10-year term;
     (b) a risk free rate of 7.11%;
     (c) a dividend yield of 2.2%; and
     (d) stock price volatility of 35%.

The value determined in accordance with the calculation was then adjusted downward by 5% to reflect the nontransferability of the option (because the valuation model assumed transferability). The value was further adjusted downward by 8.3% (3% per year) to reflect the risk of termination of the option as a result of the extended vesting schedules.

     The assumptions described above are only assumptions and, therefore, the actual stock price performance may vary from the model. Consequently, the amounts included in the Grant Date Value column of the table should not be viewed as a prediction either of future stock value or of the amount that optionees may realize upon exercise of their options and ultimate sale of the shares acquired in the exercise. Those amounts may be greater or lesser than the amounts shown in the table.

              Option/SAR Grants in Last Fiscal Year

                                                       Grant Date
                   Individual Grants                     Value

(a)         (b)        (c)          (d)         (e)        (f)

                       % of
            Number     Total
            of         Options/
            Securities SARs
            Underlying Granted to   Exercise                Grant
            Options/   Employees    or Base     Expira-      Date
            SARs       in Fiscal    Price       tion      Present
Name        Granted    Year         ($/Sh)      Date       Value$

Mr. Hansel  656,026     38.38%      $7.9375     3/25/04  $2,011,670

Mr. Close    50,000      2.93%       7.9375     3/25/04     153,322

Mr. Domingos 30,000      1.76%       7.9375     3/25/04      91,993

Mr. Pavlas   45,000      2.63%       7.9375     3/25/04     137,990

Mr. Hargon   27,500      1.61%       7.9375     3/25/04      84,327


Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR
Values

     None of Messrs. Hansel, Close, Pavlas, Domingos or Hargon exercised any stock options during 1994. In addition, none of those individuals hold any SARs, and no SARs were exercised by any of them during 1994.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR
Values


                   Number of
                   Securities
                   Underlying
                   Unexercised              In-the-Money
                   Options/SARs at          Options/SARs at
                   Fiscal-Year End          Fiscal-Year End ($) (1)
                     (#)

                   Exercisable(E)/          Exercisable(E)/
Name               Unexercisable(U)         Unexercisable(U)

Mr. Hansel             300,000(E)                $ 1,068,750(E)
                     1,398,692(U)                    717,750(U)

Mr. Close               28,418(E)                     30,707(E)
                        72,500(U)                     14,063(U)

Mr. Domingos            18,281(E)                     18,653(E)
                        45,000(U)                      9,375(U)

Mr. Pavlas              36,316(E)                     43,701(E)
                        35,000(U)                     40,000(U)

Mr. Hargon              21,169(E)                     26,725(E)
                        42,500(U)                      9,375(U)

_____________________________
     (1)  For each option, the value is determined as follows:
[number of shares subject to option] times [$7.75 - exercise price per share]. The $7.75 price was the closing market price of the Company's Common Stock on December 31, 1994. This column does not include any options the exercise price of which exceeds $7.75, as these options are not considered "in-the-money".

Long-Term Incentive Plan Awards

     There were no Long-Term Incentive Plan awards made to any of the Named Executives (other than the stock options listed above) during 1994. The performance share awards reported in the Company's 1994 proxy statement were paid out in 1995 in accordance with the terms of the awards previously described.

Compensation of Directors

     During 1994, each Director of the Company who was not also an officer of the Company or the Bank received a $10,000 retainer, $800 for attendance at each meeting of the Board of Directors, and $800 for attendance at each meeting of a committee of the Board of Directors of the Company or the Bank. The Chairman of the Board of Directors and the chairman of each committee of the Board of Directors received $1,000 for attendance at each meeting of the committee he chaired. Beginning in 1995 the amounts were increased to $12,600, $900, $900 and $1,200 respectively.

     The Chairman of the Board and the Vice Chairman of the Board are paid annual retainers of $30,000 and $25,000, respectively, in addition to the $10,000 ($12,600 in 1995) retainer received by all directors described above.

     Beginning in 1994, retainer fees were paid in April to coincide with the Annual Meeting of Shareholders and the terms of the directors (which commence as of the date of the Annual Meeting) and cover the period from April 1 through March 31.

     The Company maintains a deferred compensation plan for Directors pursuant to which a Director may defer payment of fees receivable by him for service as a Director, with deferred amounts accruing interest at a rate equal to that paid by the Bank on its retail Tower money management fund accounts offered to the public in the New Orleans area.

Employment Agreements and Change of Control Arrangements

     Mr. Hansel serves as President and Chief Executive Officer of the Company pursuant to a written employment agreement with the Company which was effective as of March 26, 1992 and which was described in detail in the Company's Proxy Statement relating to its 1993 Annual Meeting of Shareholders. The agreement provides for an annual salary to Mr. Hansel of $450,000 during 1993 and 1994, and, in 1993, Mr. Hansel was entitled to a bonus of up to 75% of his base salary. Thereafter, Mr. Hansel's bonus is determined by the Executive Compensation Committee. Mr. Hansel received a bonus of $405,000 in early 1995.

     Mr. Hansel was also granted stock options to purchase 656,026 shares of Common Stock at an exercise price of $7.9375 on March 25, 1994 pursuant to the agreement. The exercise price of these options is equal to the market value of the Common Stock on the date of grant. None of these options are exercisable until at least two years after the date of grant, unless a change of control occurs, at which time the options are exercisable immediately and in full. Mr. Hansel is not expressly entitled to further grants of options under the terms of his employment agreement, but additional options may be granted to him in the future at the discretion of the Executive Compensation Committee.

     The agreement includes an initial term of three years, with automatic renewals each year beginning in 1993 for an additional year. As a result, the agreement's initial term, which would have otherwise expired in March 1995, was extended for an additional year in each of 1993 and 1994 and is now scheduled to expire in March 1997. The agreement is expected to be renewed in 1995, thereby extending its term to March 1998.

     None of the other named executives serves pursuant to an employment agreement.

     All of the stock options issued to the named executives in 1994 contained change of control provisions that permit immediate vesting as to all options in the event of a change of control.

     As described below in the Report of the Executive Compensation Committee, the Committee has approved employment agreements with certain members of management that would become operative in the event of a change of control of the Company. The Executive Compensation Committee believes that these arrangements are important in retaining qualified management of the Company and also provide an incentive to executives to remain with the Company through a transition in ownership, if such a change were to occur, rather than to leave the Company. The Committee believes that retention of management is important in the event of a change of control in order to preserve the value of the Company for the new owner during the transition. The Committee also recognizes that the members of executive and senior management with whom these agreements would be executed are the individuals most likely to have lengthy periods of unemployment, due to their seniority and compensation levels, in the event they are terminated in a change of control. The agreements provide for continued employment after a change of control for either one or two years, depending upon the level of responsibility and seniority of the officer who is a party to the agreement, and permit the employee to resign without cause after completing one-half of the term of the contract and receive payment for the remainder of the term. Agreements of this type were executed in 1994 with 52 officers of the Company, including the Named Executives (other than Mr. Hansel), whose agreements each provide for a 2-year term.

     Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     During 1994, the members of the Executive Compensation
Committee were Messrs. Stone (Chairman), Brown, Duncan, Goodwin,
Hearin, King, Williamson and Mrs. Weinmann. None of these individuals was an officer or employee of the Company or any of its subsidiaries during 1994, and none of these individuals is a former officer of the Company or any of its subsidiaries.

     A subsidiary of United Companies Financial Corporation ("United Companies"), of which Mr. Brown is president and chief executive officer, makes insurance products available to customers of the Bank and pays the Bank a commission on these sales to Bank customers. The aggregate commissions received by the Bank on these sales during 1994 were approximately $1,399,289.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

                  BACKGROUND AND OVERALL POLICY

     The company's current compensation program was developed in 1992 and has been refined since that time in response to the Company's improvement in operating results and to the overall market conditions affecting the Company's peer group of regional banks. The following are the primary objectives of this program:

     To provide total compensation opportunities which are competitive with those provided to employees in similar positions in other companies with which Hibernia competes for employees;

     To minimize fixed expenses and strengthen the correlation between individual and Company performance and compensatory reward by implementing appropriate incentive compensation arrangements; and

     To strengthen the mutuality of interests between management and shareholders through the use of stock-based incentives, which will result in increased stock ownership of management.

     These objectives apply to compensation for all levels of employees in the Company, although not all employees are eligible to participate in all aspects of the compensation program.

Competitive Market

Executive and Senior Management are recruited from a national labor market of other banking organizations. Salary rates for these positions are developed by considering the responsibility of each position relative to comparable positions in other organizations of similar size that compete in similar businesses and business lines with the Company. The CEO's compensation is determined based upon an analysis of compensation provided by a peer group of regional bank holding companies. This peer group is identical to the group used to measure the Company's stock performance in the Stock Performance Graph that appears elsewhere in this Proxy Statement. The Committee believes that the CEO's position is the only position that is truly comparable among the members of the peer group, and consequently, it is the only position within the Company that is compared to the peer group for purposes of this analysis.

Middle Management and Professional staff are generally recruited from Louisiana and surrounding states but in some cases are recruited nationally. Salary rates for these positions are developed by comparison to similar positions in other banks but with more emphasis on the experience level of the individual than the size of the employing organization.

Nonexempt and Supervisory positions are recruited from a local labor market. Salary rates are set relative to other banks and similar positions (such as customer service positions) in local companies.

Base Salaries

     Consistent with its objective to minimize fixed expenses, the Committee has determined to increase salaries for all Executive and Senior management employees of the Company at a slower rate than the rate at which comparable salaries in the market are increasing. This principle was applied in granting salary increases, if any, in 1994 and 1995, and is expected to be applied in the future. In addition, bonuses will occasionally be paid to entice new Executive and Senior managers to join the Company. These bonuses are considered when determining the overall compensation for those individuals.

     Salaries for Executive management (including the named executives) are set at a level that does not exceed the median of the market rate for the particular job. During 1994, Executives were paid at a rate that was 17% below the market rate. Early this year, the Committee approved salary increases (effective April 1, 1995) totaling $41,500 or 1.7% of current salaries, for some of the 17 officers who constitute the Company's Executive management (other than the CEO). Under terms of his employment contract, Mr. Hansel is eligible for annual salary adjustments, which he elected to forego in 1993 and 1994.

     Senior management salaries are set at a level which during 1994 was 8% below the market rates. Early this year, the Committee approved salary increases (effective April 1, 1995)
totaling $100,700, or 2.4% of current salaries for some of the 46 officers who constitute this group.

     Salaries for other employees in the Company are set within a range of competitive rates and will be managed so that the largest increases go to the individuals who exhibit superior performance and those whose pay is lowest relative to the market.
Total increases for this group will be consistent with competitive trends within the applicable market.

     During 1994, the Board of Directors approved a plan that modified the Company's organizational structure. This reorganization resulted in a number of title changes and promotions for members of Executive and Senior management, with corresponding increases in base salaries in those cases in which significant additional responsibilities were undertaken.

Annual Cash Incentives

     The Committee believes that incentives must balance short-term and long-term objectives. While the results of short-term actions and decisions are not always evident as they are made, over time the stock market and investors in it signal their approval or disapproval of the Company's progress in ways that ultimately affect the Company's stock price. Accordingly, the Committee believes that long-term focus is best achieved through long-term stock ownership, which is provided through grants under the Company's Long-Term Incentive Plan. However, to provide reward and encourage short-term decisions that result in positive long-term performance of the Company, the Committee also believes that executives should be rewarded through annual cash bonuses. Annual cash bonuses are not based upon the market price of the Company's stock and therefore will not necessarily increase or decrease with the price of the Company's stock.

     Similarly, the Committee believes that incentives should balance the results achieved by an individual and the Company's overall results. In designing annual cash incentive plans, the Company has rewarded nonmanagement employees primarily based on the results of their performance and the performance of their respective business units (e.g., branch or division). At higher levels of the organization, annual cash bonuses are based partly on an individual's own performance, partly on the performance of his or her business unit and largely on the overall performance of the Company. Accordingly, some incentive awards will be paid (particularly to lower-level employees) even in years when the Company has not met its overall performance objectives. However, the awards granted to Executive management will be most closely related to the overall results achieved, and, as a result, Executive management is not likely to receive significant cash incentives in years in which the Company's overall performance has not been consistent with or better than pre-established long- and short-term objectives.

     Annual cash incentive award opportunities are designed so that the award for target or planned performance combined with base salary will produce cash compensation about equal to the market median. Performance significantly exceeding planned objectives will produce total cash compensation between the median and the 75th percentile of the market rate for competitive positions.

     The total awards paid to Executive and Senior management and an individual executive's specific award are not derived from specific formulas. Rather, the Committee approves an overall total pool of annual cash incentives. The aggregate amount of the pool is determined based upon a number of performance factors for the Company, including net income, asset quality, earnings, profitability and similar factors. The distribution of the pool of funds among members of Executive and Senior management is based upon a more subjective assessment of each individual's, and his or her business unit's, performance in, among other things, business development and achievement of both short-term and strategic goals and objectives. The CEO recommends specific awards for Executive management based upon his assessment of their business unit and individual performance. The Committee participates in this assessment and approves each specific award. Similarly, the Executive managers as a group evaluate the performance of each of the Senior managers and recommend awards for those individuals, which awards are approved by the CEO.

     Based upon the performance of the Company and the Executive managers during 1994, the Committee approved cash bonus awards totaling $1,437,000 for the 18 members of Executive management (including the CEO). The Company's performance for purposes of these bonuses was measured by an increase in net income of $20.9 million, 33% higher than 1993, improvement in the nonperforming assets ratio to 1.03% from 3.49%, growth in franchise to 22 parishes from 13 and in deposit market share to 14% (proforma) from 10%. Total awards for Executive management include an award of $405,000 for Mr. Hansel. This compares to total awards to the 13 members of Executive management in 1993 of $926,250 (including a $303,750 award to Mr. Hansel). The basis for Mr. Hansel's bonus is described in more detail below.

     The Company maintains a variety of other cash incentive plans applicable to employees at all levels of the organization whose performance has a measurable impact on Company or unit performance. These plans are specific to particular business units and reward sales and service efforts, with a significant proportion devoted to retail sales, trust and brokerage referrals.


Long-Term Incentives

     The Long-Term Incentive Plan which was approved by shareholders in 1992 allows the Committee to employ a variety of forms of incentives to accomplish its objectives. In 1994, the Committee made grants of stock options as well as three awards of restricted stock. Long-term incentive grants are designed to complete the competitive compensation package. Since cash compensation opportunities for the Company's Executive and Senior management are intentionally lower than market norms, long-term incentive grants larger than market average enable the Company to provide competitive total remuneration if the Company's long-term performance is positive. Because the long-term incentives are stock-based, they will only provide significant additional compensation if the market price of the Company's stock increases over time (in the case of stock options and restricted stock awards) or the Company meets or exceeds certain specified performance objectives (in the case of Performance Shares).

     In 1994, the Committee awarded stock options covering an aggregate of 991,709 shares to 304 employees, of which options covering 320,000 shares (approximately 32% of the total) were to Executive management (excluding Mr. Hansel, whose 1994 option grant was made pursuant to the terms of his employment agreement). The Committee generally does not consider prior grants of stock options in determining the amount of current grants and did not consider prior grants in making the 1994 option grants.

     All stock options granted in 1994 included an exercise price equal to the fair market value on the date of grant and provide for vesting at the rate of 50% after two years and an additional 25% at the end of the third and fourth years after grant. The vesting schedule provides additional incentive to management to remain with the Company long-term and actively participate in its progress.

     The Company made three grants of restricted stock under the Plan in 1994. Each of the three awards covered 1,000 shares, and each recipient was a member of Senior management who, in addition to his or her ordinary responsibilities, coordinated one or more of the mergers completed in 1994. The restricted stock awards provide the recipient with the right to vote the shares and to receive dividends, but the shares may not be sold or transferred while the individual remains employed by the Company or the Bank, except to exercise stock options.

     The Performance Share Awards that were granted in 1993 were paid out in 1995 based upon earnings as of the end of the 1994 fiscal year. The Plan provided for awards based on weighted performance in net income and credit quality. A total opportunity of 381,000 shares was available to 53 employees in the plan. The payout, based on performance, was 97.4%, or 371,094 shares.

          COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Hansel is compensated pursuant to the terms of an employment contract that was negotiated in 1992 on behalf of the Company by the Chairman of the Search Committee and approved by this Committee and the Executive Committee. The Company was advised in these matters by a nationally recognized executive compensation consulting firm which was engaged solely for the purpose of assisting the Board in structuring the CEO's compensation package.


     The terms of the contract are consistent with the principles of the Company's overall compensation strategy and included:

     An annual salary of $450,000 (which was frozen at Mr. Hansel's request through 1993 and 1994) which is equal to the median of the 1992 salaries provided to the CEOs of the peer group described above. As competitive salary levels increased, Mr. Hansel's salary became positioned below market. The Committee approved an increase in salary, effective April 1, 1995, to $500,000, based on improvements in Company performance as described earlier and to position Mr. Hansel's salary closer to the current market.

     A 1994 bonus of $405,000 produced 1994 total annual cash compensation of $855,000, a level about equal to the median of the peer group. Each year beginning in 1994, Mr. Hansel is eligible to receive an annual bonus of up to 90% of the midpoint of his salary range.

     Long-term incentive awards were the cornerstone of the potential reward under the contract. Mr. Hansel received an initial option to purchase 400,000 shares in 1992, a second option for 642,666 shares (determined according to a formula contained in the contract) in 1993 on the first anniversary of his employment and a third and final grant under the contract in 1994 of 656,026 shares. Each of these options was granted at the fair market value of the Company's common stock on the date of grant. The Committee approved a 1995 grant of 125,000 option shares to Mr. Hansel.

     In connection with adjustments to Mr. Hansel's compensation, the Committee considered the Company's return to profitability (net income of $84.7 million, an increase of 33% from 1993), improvement in nonperforming assets (down 54%), strengthening of the balance sheet, and completion of various strategic initiatives including six franchise-strengthening mergers. Mr. Hansel also earned 48,860 shares through the 1993-1994 Performance Share Awards as a result of the Company's achievement of the improved operating results on which those awards depended which were paid out in 1995.

     In October, 1994 the Committee approved change of control employment contracts for 52 members of Executive and Senior management. The contracts, which were described in the Report of the Committee included in the Proxy Statement relating to the Company's 1994 Annual Meeting, provide for employment at then-current salaries for either one or two years after a change of control. The term of the contract depends upon the position held (generally, more senior positions involve two-year contracts), and each officer who is a party to such a contract may leave the Company after one-half of the term has expired and nevertheless be entitled to payment of the remaining term of the contract.
The Committee believes that these contracts will help to protect Senior officers in the event of a change of control of the Company and preserve the value of the franchise during any transition in ownership by encouraging management to remain with the Company through that transition.


Submitted by the Executive Compensation Committee of the Company's Board of Directors.


March 6, 1995

James H. Stone, Chairman
J. Terrell Brown
Brooke H. Duncan
Robert L. Goodwin
Dick H. Hearin
Elton R. King
Virginia E. Weinmann
E. L. Williamson


Stock Performance Graph

     The following performance graph compares the performance of the Company's Common Stock to the S & P 500 Index and to a peer group of 32 regional bank holding companies with assets of between $4.5 billion and $9.5 billion for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1989 and that all dividends were reinvested. The bank holding companies included in the peer group are AmSouth Bancorporation; Bank South Corporation; Baybanks, Inc.; BB&T Financial Corporation; Compass Bancshares, Inc. (formerly Central Bancshares of the South); Central Fidelity Banks, Inc.; City National Corporation; Commerce Bancshares, Inc.; Compass Bancshares, Inc.; Cullen/Frost Bankers, Inc.; Deposit Guaranty Corporation; Fifth Third Bancorp; First Alabama Bancshares, Inc.; First American Corporation (Tennessee); First Citizens Bancshares (North Carolina); First Commerce Corporation; First Empire State Corporation; First Hawaiian, Inc.; First Security Corporation (Utah); First Tennessee National Corporation; Fourth Financial Corporation; Integra Financial Corporation; Marshall & Ilsley Corporation; Mercantile Bancorporation; Mercantile Bankshares Corporation; Old Kent Financial Corporation; Premier Bancorp; Riggs National Corporation (Washington D.C.); Star Banc Corp.; Union Planters Corporation; UMB Financial Corp. (formerly United Missouri Bancshares); and West One Bancorp.


     This peer group is the same group that was used for the stock performance graph that appeared in the Company's 1994 proxy statement.


[Add 5-year Performance Graph]



Company/Index  1990      1991      1992      1993      1994


Hibernia       32.29     13.67     32.69     43.29     44.29
S&P 500 Index  96.89    126.42    136.05    149.76    151.74
Peer Group     79.80    137.66    187.92    193.64    190.31



     The graph below shows the performance of the Company as compared to the peer group and the S&P 500 for the three years beginning in 1992. Management of the Company believes that this comparison is more reflective of the Company's performance than the five-year comparison shown above due to the extraordinary events that affected the Company during 1990 and 1991, as well as the change in management and corporate strategy that occurred in 1992.

[add 3-year performance graph]

Company/Index       1992      1993      1994


Hibernia             32.69     43.29     44.29
S&P 500 Index       136.05    149.76    151.74
Peer Group          187.92    193.64    190.31



Transactions with Related Parties

     The Bank leases certain properties in which Sidney W. Lassen, a director of the Company, holds an interest. During 1994, the Bank paid a total of $191,271 in rental payments on these properties. Mr. Lassen holds a 25% interest in leased property located at 2201 Veterans Memorial Boulevard, Metairie, Louisiana and a 100% interest in leased property located at 6305 Airline Highway, Kenner, Louisiana. In the opinion of management of the Bank, the terms and conditions of those leases are usual, customary and no less favorable to the Bank than would be available from unaffiliated parties. During the first quarter of 1995, the Company was negotiating an agreement to purchase the property located at 2201 Veterans Memorial Boulevard from Mr. Lassen for the fair market value of that property ($2 million). As of the date of this Proxy Statement, this agreement has not been finalized.

Indebtedness of Related Parties

     Directors and executive officers of the Company, members of their immediate families and companies with which they or members of their immediate families are associated were customers of, and had other transactions with, the Bank in the ordinary course of business during 1994. All loans and commitments included in those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

Compliance with Section 16(a) of the Securities Exchange Act of
1934

     During 1994, a Form 4 reflecting a purchase of stock by Scott P. Howard, an executive officer of the Company, was not timely filed with the Securities and Exchange Commission.

Vote Required and Recommendation

     A plurality of the votes cast at the Annual Meeting is required for the election of Directors so that the eight individuals receiving the most votes will be elected as directors.

     The Board of Directors recommends a vote "FOR" election of the nominees listed above.


       RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Shareholders of the Company are being asked to ratify the Company's appointment of Ernst & Young LLP as its independent auditors for 1995, as described below.

     The firm of Ernst & Young LLP, certified public accountants, was the Company's independent auditors for the year 1994. The Board of Directors has, subject to ratification by shareholders, appointed Ernst & Young LLP as independent auditors for the Company for the year 1995. Although the appointment of independent auditors is not required to be approved by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Board of Directors, however, reserves the right to change independent auditors at any time notwithstanding shareholder approval. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required and Recommendation

     An affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for the ratification of the appointment of independent auditors.

The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as independent auditors.


                     SOLICITATION OF PROXIES

     The enclosed proxy is being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the form enclosed will be borne by the Company. Directors, officers and employees of the Company may, but without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal interview. In addition, the Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies. The fee of Kissel-Blake is estimated not to exceed $8,500 plus reasonable out-of-pocket costs and expenses. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and the Company may, upon request, reimburse them for their related expenses.


                      SHAREHOLDER PROPOSALS

     Shareholders may submit proposals to be considered at the 1996 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission. Any shareholder proposals must be submitted to the Secretary of the Company no later than September 21, 1995 in order to be considered for inclusion in the Company's 1996 proxy materials.


                          OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those described above. However, if other matters are properly brought before the meeting or any adjournment thereof, it is the intention that the persons named in the enclosed proxy vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.


                          ANNUAL REPORT

     The Annual Report to Shareholders containing financial statements for the Company's 1994 fiscal year has been mailed to shareholders prior to or with this Proxy Statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

     Upon written request by a shareholder, the Company will provide a copy of the Company's Form 10-K Annual Report for 1994, including the Annual Report of Shareholders, as filed with the Securities and Exchange Commission. Requests for copies should be addressed to Secretary, Hibernia Corporation, P. O. Box 61540, New Orleans, Louisiana 70161.

                              By Order of the Board of Directors

                              /s/ PATRICIA C. MERINGER
                              Patricia C. Meringer
                              Secretary

New Orleans, Louisiana
March 17, 1995



                            EXHIBIT A

              DESCRIPTION OF STOCK PERFORMANCE GRAPH

The accompanying proxy statement includes a five-year stock performance graph that depicts the performance of Hibernia Corporation's common stock over a five-year period commencing in 1990 and ending in 1994 and compares that performance to the performance of the Standard & Poor's 500 Composite Index and a peer group of bank holding companies over the same period. The identities of the peer group of bank holding companies are included in the accompanying proxy statement. The graph shows the years from 1990 through 1994 on the vertical axis and the cumulative returns for each of Hibernia Corporation, the S&P 500 Composite Index and the peer group companies on the horizontal axis.

     The following table shows the returns for each year shown on the horizontal axis of the graph for each of Hibernia, the S&P
500 Index and the peer group:

Company/Index     1990      1991      1992      1993     1994

Hibernia          32.29     13.67     32.69     43.29      44.29

S&P 500 Index     96.89    126.42    136.05    149.76     151.74

Peer Group        79.80    137.66    187.92    193.64     190.31


     The proxy also includes a three-year stock performance graph, showing the same comparisons for the years 1992, 1993 and 1994. The table above includes the returns for each year shown on the horizontal axis for Hibernia, the S&P 500 Index and the peer group. The information and format for the three-year graph are identical to the information and format for the five-year graph, with the exception of the length of time covered.